Exhibit 99.1

Zedge Undertakes Workforce Restructuring

Consolidation To Improve Efficiencies and Lower Costs

New York, NY & Trondheim, Norway – May 15, 2019: Zedge, Inc. (NYSE AMERICAN: ZDGE) today announced a restructuring of its workforce in order to improve efficiencies and lower costs. Under the plan, Zedge will consolidate the bulk of its operations in three major centers - New York, Trondheim and Vilnius. Management expects that, over time, Zedge will satisfy its need for additional personnel, including new product teams, in its European offices, including its Vilnius Innovation Center, at a lower cost when compared to the US.

“Our management team has determined that, in order to better manage and accelerate some of the key developments that we have underway, such as the new subscription model we have been rolling out and the testing of new content verticals that transcend beyond mobile phone personalization, we need to consolidate our resources and streamline operations by concentrating marketing, product and technology development in two major hubs in Trondheim and Vilnius,” said Tom Arnoy, Zedge’s co-founder and CEO. “Although it pains us to let go great and dedicated staff, it is unfortunately a sacrifice that we need to make in order to do our best in delivering better results for both our users and investors. We will miss the employees impacted by this change and wish them great success in their future endeavors.”

“This decision has been precipitated by several factors including the challenges we’ve faced in quickly rolling out new content verticals and product features to drive customer engagement and growth, scaling Zedge Premium more aggressively, and the decline in our Tier 1 monthly active user base which negatively impacted revenue. We learned from our experience with the introduction of the new subscription model that a laser focused team sitting around the same table enabled us to develop and quickly implement opening up a new revenue stream that even at this relatively early stage is at a run rate of more than $1 million dollars annually,” said Arnoy.

“By the end of the fiscal year we will see a reduction in headcount through a combination of layoffs and organic attrition of approximately 12 employees or 20% of our workforce,” said Jonathan Reich, Zedge’s CFO. “With time, we expect to hire additional resources based on where we experience success. Yet, it is premature to provide guidance on this at present other than to say that we will do our best to keep to the more simplified approach that this restructuring brings to the business. At present we believe that on an annualized basis the savings, before accounting for additional resources, will range between $0.8 million to $1.0 million and we do not expect to incur material one-time costs with this downsizing.”

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge is a content discovery and creation platform with a global audience of over 35 million monthly active users. We aspire to be the “everything you” destination that people turn to when seeking digital content that expresses their essence, individuality, and taste. Professional artists, individual creators, and brands use Zedge to market, distribute and sell their content. We have a rich and diverse library with more than one million images audio clips and digital stickers.

Contact:

Jonathan Reich

ir@zedge.net

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